Exhibit 99.4

TRANSACTIONS

The following table sets forth all transactions with respect to Class A Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof on March 21, 2024. All such transactions were purchases effected by ZUU Funders Co. Ltd. in the open market.

Trade Date	Shares Purchased	Price per Share ($)*
1/26/2024	565,601	10.83
1/26/2024	1,017	10.81
1/29/2024	298,307	10.83
1/30/2024	6,900	10.83
1/30/2024	10,830	10.81
1/31/2024	60,700**	10.95
2/1/2024	359,200	10.85
2/2/2024	24,739	10.93
2/2/2024	1**	10.95
2/6/2024	11,719	10.98
2/9/2024	43,998	11.80
2/9/2024	2,605**	11.48
2/26/2024	258	11.50
2/26/2024	3,568**	12.05
2/27/2024	2,014**	12.50
2/28/2024	643	12.40
2/28/2024	214**	12.50
2/29/2024	5,556	12.00
3/1/2024	192	12.00
3/4/2024	38	12.00
3/5/2024	20	12.00
3/6/2024	23	12.00
3/7/2024	8	12.00
3/8/2024	22	12.00
3/11/2024	1,809**	12.00
3/11/2024	22	12.00
3/12/2024	11	12.00
3/19/2024	31,106	12.50
3/19/2024	429**	12.50
3/20/2024	1,552	12.50
3/21/2024	1,734	12.50

*Prices are rounded to the nearest cent and are exclusive of commissions.

**Represents a purchase of units, with each unit consisting of one share of Class A Common Stock and one redeemable warrant, and each warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share.  The warrants become exercisable on the later of (i) 30 days after the completion of the Issuer’s initial business combination and (ii) 12 months from the effective date of the registration statement on Form S-1 (File No. 333-265571) for the Issuer’s initial public offering.